Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Nano-X Imaging Ltd. of our report dated February 18, 2020, except with respect to the matters which have removed the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1d and Note 12(d),(e), (f),(g) as to which the date is July 30, 2020 relating to the financial statements of Nano-X Imaging Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts" in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
July 30, 2020	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

 Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
 P.O Box 50005 Tel-Aviv 6150001  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il